(a)(1)(i)

Offer to Purchase

Up to 10% of the Issued and Outstanding Shares of Common Stock

of

BlackRock Debt Strategies Fund, Inc.

at

98% of Net Asset Value Per Share

by

BlackRock Debt Strategies Fund, Inc.

in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON APRIL 17, 2018, UNLESS THE OFFER IS EXTENDED.

To the Common Stockholders of BlackRock Debt Strategies Fund, Inc.:

BlackRock Debt Strategies Fund, Inc., a diversified, closed-end management investment company, organized as a Maryland Corporation (the “Fund”), is offering to purchase up to 10% of its issued and outstanding shares of common stock, par value $0.10 per share (the “Shares”) (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to 98% of the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Shares are traded, on the business day immediately following the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, the materials described in the Offer must be delivered to Computershare Trust Company, N.A. (the “Depositary”) by 5:00 p.m. Eastern time, April 17, 2018, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond April 17, 2018, the Pricing Date will be the close of ordinary trading on the NYSE on the business day immediately following the newly designated Expiration Date. Stockholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

The Shares are traded on the NYSE under the symbol “DSU.” As of March 12, 2018, the Fund had 58,791,928 Shares outstanding; its NAV per Share was $12.69 and its market price per Share was $11.64, representing a discount of 8.27% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of March 12, 2018, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of March 12, 2018. For the Fund’s most current NAV and market price per Share, you may view online at https://www.blackrock.com/investing/products/240192/blackrock-debt-strategies-fund-inc-usd-fund. For additional questions or information during the pendency of this Offer, you may contact Georgeson LLC (the “Information Agent”) by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Stockholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after April 20, 2018.

Because this Offer is limited as to the number of Shares that the Fund will purchase, not all Shares tendered for purchase by stockholders may be accepted for payment by the Fund. This may occur, for example, if one or more large investors seek to tender a significant number of Shares or if a large number of investors tender Shares.

IMPORTANT INFORMATION

Stockholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Stockholders whose Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering stockholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Stockholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares.

Neither the Fund nor its Board of Directors (the “Board of Directors” or the “Board”) nor BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any stockholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or the Investment Advisor as to whether stockholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Directors or the Investment Advisor. Stockholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, stockholders are required to inform themselves of and observe any such restrictions.

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•	The Fund is offering to purchase up to 10% of its Shares. The Fund will pay cash for Shares purchased pursuant to the Offer. The Fund will purchase Shares at a price equal to 98% of the NAV per Share as of the close of regular trading session of the NYSE on the Pricing Date. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If stockholders tender (and do not timely withdraw) more than the Offer Amount, the Fund will purchase duly tendered Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Shares each stockholder tenders for purchase and does not timely withdraw. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if stockholders tender more than the Offer Amount. Stockholders cannot be assured that all of their tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 5:00 p.m., Eastern time, on April 17, 2018, the Expiration Date, unless extended. The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the business day immediately following the new Expiration Date. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

What is the purpose of the Offer?

•	On February 16, 2018, the Board approved the Fund’s participation in a three-year discount management program (the “Program”) as part of an ongoing effort to enhance long-term stockholder value. The Fund announced that, under the Program, it intended to offer to repurchase 10% of the Shares if the Shares traded at an average daily discount to NAV of greater than 7.5% during the period from December 1, 2017 through February 28, 2018 (the “First Measurement Period”). The Fund’s average daily discount to NAV during the First Measurement Period was greater than 7.5%. The Fund therefore determined to execute the purchase required by the terms of the First Measurement Period by conducting the Offer.

There can be no assurances as to the effect that the Program will have on the Fund’s market discounts. Common shares of closed-end investment companies often trade at a discount to their NAVs, and the Fund’s Shares may also trade at a discount to their NAV, although it is possible that they may trade at NAV or at a premium above NAV. The market price of the Fund’s Shares is determined by such factors as relative demand for and supply of such common stock in the market, the Fund’s NAV, general market and economic conditions and other factors beyond the control of the Fund. Therefore, the Fund cannot predict whether its Shares will trade at, below or above NAV. (See Section 2, “Purpose of the Offer and Section 3, “Plans or Proposals of the Fund.”)

i

Will I have to pay anything to participate in the Offer?

•	Shares will be purchased at 98% of the Fund’s NAV, which may help defray certain costs of the offer, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 17, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

•	On March 12, 2018, the NAV per Share was $12.69 and the last reported market price for a Share on the NYSE on such date was $11.64, representing a discount of 8.27% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of March 12, 2018, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of March 12, 2018. For the Fund’s most current NAV and market price per Share, you may view online at https://www.blackrock.com/investing/products/240192/blackrock-debt-strategies-fund-inc-usd-fund. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. (See Section 10, “Price Range of Shares.”)

Will the Fund’s NAV per Share be higher or lower on the Pricing Date?

•	No one can accurately predict what the Fund’s NAV per Share will be at any future date. You should realize that the NAV on the Pricing Date may be higher or lower than the NAV as of March 12, 2018 set forth above.

Does the Fund have the financial resources to pay me for my Shares?

•	Yes. If the Fund purchased 5,879,192 Shares at a price per share of $12.44, equal to 98% of the NAV as of March 12, 2018 ($12.69 per Share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $73 million. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund has no intention to borrow money to finance the purchase of Shares in the Offer. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

•	If your Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Shares.

•	All other stockholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 5.C of this Offer. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the stockholder should promptly call the Depositary at (781) 575-2879 or (800) 699-1236. The stockholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

The Fund’s transfer agent holds Shares in uncertificated form for certain stockholders pursuant to the Fund’s automatic dividend reinvestment plan. When a stockholder tenders share certificates, the Depositary will accept any of the stockholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the stockholder’s certificated Shares.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•	Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 5:00 p.m., Eastern time, on April 17, 2018, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•	You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Shares to the Depositary. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. (See Section 6, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Shares?

•	No.

May I place any conditions on my tender of Shares?

•	No.

Is my tender of Shares in the Offer a taxable transaction?

•	It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 14, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

•	In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

•

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio securities to pay for tendered shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares purchased, could limit the Fund’s ability to use leverage and may have an adverse effect on the Fund’s investment performance. The Fund currently utilizes financial leverage for investment purposes in the form of a bank credit facility. In an effort to maintain the Fund’s current leverage ratio and asset coverage, the Fund may need to de-lever. This de-levering may result in decreased returns to the Fund and increased expenses for remaining stockholders. The purchase of Shares in the Offer may reduce the number of stockholders in the Fund and will reduce the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares the public holds. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 17, “Fees and Expenses.”)

Does the Fund’s management recommend that stockholders participate in the Offer, and will management participate in the Offer?

•	None of the Fund, the Board of Directors nor the Investment Advisor is making any recommendation to stockholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. The Fund has been advised that neither its Board of Directors, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer. (See Section 11, “Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Fund?

•	No other tender offers have been approved by the Board, but the Board reserves the right to conduct tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

How do I obtain more information?

•	Questions and requests for assistance may be directed to your financial advisor or other Nominee, or to the Information Agent toll free at (877) 278-9670. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should also be directed to the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A. Voluntary
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 43011 Providence, RI 02940-3011	250 Royall Street, Suite V Providence, RI 02940-3011 Canton, MA 02021

v

1.	Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, an aggregate amount of up to 10% of its Shares outstanding as of March 12, 2018 (which were 58,791,928 Shares) that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time, on April 17, 2018, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The purchase price of the Shares will be 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. On March 12, 2018, the NAV per Share was $12.69 and the last reported market price for a Share on the NYSE on such date was $11.64, representing a discount of 8.27% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of March 12, 2018, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of March 12, 2018. For the Fund’s most current NAV and market price per Share, you may view online at https://www.blackrock.com/investing/products/240192/blackrock-debt-strategies-fund-inc-usd-fund. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. Stockholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date for such dividend. Stockholders should be aware that, if they tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after April 20, 2018.

The Offer is being made to all stockholders and is not conditioned upon stockholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Fund, subject to the conditions listed in Section 3, will purchase Shares from participating stockholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each stockholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than the Offer Amount is tendered by all stockholders in the aggregate.

The Fund currently utilizes financial leverage for investment purposes in the form of a bank credit facility. As of February 28, 2018, this leverage represented approximately 31.29% of the Fund’s Managed Assets (approximately 45.54% of the Fund’s net assets). “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes). The Fund intends to maintain approximately the same level of leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Fund may reduce its outstanding borrowings in order to comply with the leverage requirements of the 1940 Act and the terms of the Fund’s bank credit facility and to maintain the Fund’s overall financial leverage targets.

Shares will be purchased at 98% of the Fund’s NAV on the Pricing Date, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering stockholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 7, “Payment for Shares.”

On March 12, 2018, there were 58,791,928 Shares issued and outstanding, and there were approximately 358 holders of record of Shares. One of these record holders is a nominee for brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares in “street name” on behalf of multiple beneficial owners. The Fund has been advised that neither its Board of Directors, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Shares.

2.	Purpose of the Offer.

On February 16, 2018, the Board approved the Fund’s participation in the Program, which is expected to end in 2020. Under the Program, the Fund intends to offer to purchase its Shares based on three 3-month measurement periods (each a “Measurement Period”). If the Fund’s Shares trade at an average daily discount to NAV of greater than 7.5% during a Measurement Period (a “Trigger Event”), the Fund intends to offer to purchase up to 10% of its outstanding Shares for the First Measurement Period and, subject to the Board’s approval, at least 5% of its outstanding Shares for each of the second and third Measurement Periods.

The first of the three Measurement Periods under the Program commenced on December 1, 2017 and ended on February 28, 2018. In connection with the establishment of the First Measurement Period, the Board determined that if the Fund’s Shares traded at an average daily discount to NAV of greater than 7.5% during the First Measurement Period, the Fund would offer to purchase up to 10% of its outstanding Shares at a price equal to 98% of the Fund’s NAV determined on the trading day after the purchase expires. During the First Measurement Period, the Fund’s Shares traded at an average discount to NAV of greater than 7.5%. Therefore, the Fund determined to execute the purchase required by the terms of the First Measurement Period by conducting the Offer.

There can be no assurances as to the effect that the Program will have on the Fund’s market discounts. Common shares of closed-end investment companies often trade at a discount to their NAVs, and the Fund’s Shares may also trade at a discount to their NAV, although it is possible that they may trade at or at a premium above NAV. The market price of the Fund’s Shares is determined by such factors as relative demand for and supply of such common stock in the market, the Fund’s NAV, general market and economic conditions and other factors beyond the control of the Fund. Therefore, the Fund cannot predict whether its Shares will trade at, below or above NAV.

Any Shares purchased by the Fund pursuant to the Offer will be available for issuance by the Fund without further stockholder action (except as required by applicable law or the rules of the NYSE on which the Shares are listed).

None of the Fund, the Board nor the Investment Advisor makes any recommendation to any stockholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, the Board or the Investment Adviser as to whether stockholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, the Board or the Investment Advisor. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.	Plans or Proposals of the Fund.

Except to the extent described herein or in connection with the operation of the Fund’s automatic dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries;

(b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries;

(c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or

(j) any changes in the Fund’s Articles of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

4.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a) such transactions, if consummated, would:

(i)	result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets of the Fund over 60 consecutive calendar days are each below $5,000,000);

(ii)	impair the Fund’s status as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of stockholders who receive distributions from the Fund); or

(iii)	result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Fund that are issued and outstanding;

(b) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders;

(c) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(d) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Shares are traded or any other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(e) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its stockholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.”

5.	Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a Nominee should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, a stockholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date.

Mutilated, Lost, Stolen or Destroyed Certificates. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the stockholder should promptly call the Depositary at (781) 575-2879 or (800) 699-1236. The stockholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund.

Stockholders who desire to tender Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

The Fund’s transfer agent holds Shares in uncertificated form for certain stockholders pursuant to the Fund’s automatic dividend reinvestment plan. When a stockholder tenders certificated Shares, the Depositary will accept any of the stockholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the stockholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating stockholder’s representation that the stockholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering stockholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering stockholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such

Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering stockholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering stockholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering stockholder shall be deemed to represent and warrant that: (a) the tendering stockholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Common Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering stockholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Fund, the Board of Directors, the Investment Advisor, the Information Agent, Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

E. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a stockholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a stockholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Stockholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Stockholder. For purposes of this Offer to Purchase, a “Non-U.S. Stockholder” is generally any stockholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Stockholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Stockholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering stockholders, see Section 14, “Certain U.S. Federal Income Tax Consequences.”

6.	Withdrawal Rights.

At any time prior to the Expiration Date any stockholder may withdraw all, but not less than all, of the Shares that the stockholder has tendered. In addition, Stockholders will also have the right to withdraw the tender of Shares at any time after 5:00 p.m. on May 10, 2018, to the extent the Shares have not yet been accepted for payment.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Stockholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the stockholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Fund, the Board of Directors, the Investment Advisor, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.	Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, properly tendered Shares that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering stockholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 5; and

(c)	all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a stockholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the automatic dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering stockholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. Non-U.S. Stockholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding.”

8.	Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If stockholders tendered all Shares offered for purchase pursuant to the Offer, and the Fund purchased such Shares at a price per share of $12.44, equal to 98% of the NAV as of March 12, 2018 ($12.69 per Share), payments by the Fund to the participating stockholders would be approximately $73 million. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of

Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. See Section 4, “Certain Conditions of the Offer.”

9.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering stockholders.

A. Effects on NAV and Consideration Received by Tendering Stockholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering stockholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering stockholders, and also reducing the NAV for non-tendering stockholders.

The Fund will sell portfolio securities to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

B. Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while stockholders at the time of a declaration of distributions will receive such distributions, such stockholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of February 28, 2017, the end of the Fund’s most recently completed fiscal year, the Fund had unrealized capital depreciation of approximately $(4,885,464). As of February 28, 2017, the Fund had capital loss carryforwards of approximately $235 million, of which approximately $174 million will expire by 2019.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the stockholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

C. Tax Consequences of Purchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering stockholders. See Section 14, “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering stockholders. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance.

E. Effect on Leverage. The Fund currently utilizes financial leverage for investment purposes in the form of a bank credit facility. As of February 28, 2018, this leverage represented approximately 31.29% of the Fund’s Managed Assets (approximately 45.54% of the Fund’s net assets). The Fund’s net assets attributable to Shares are the Fund’s Managed Assets minus the value of the Fund’s assets attributable to money borrowed for investment purposes. The Fund intends to maintain approximately the same level of leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Fund may reduce its outstanding borrowings in order to comply with the leverage requirements of the 1940 Act and the terms of the Fund’s bank credit facility and to maintain the Fund’s overall financial leverage targets. The Fund may sell securities held in its investment portfolio to fund this reduction in its outstanding borrowings, which will be subject to similar risks as described above with respect to sales of portfolio securities to fund the Offer. This de-levering may result in decreased returns to the Fund and increased expenses for remaining stockholders.

F. Possible Proration. If greater than the Offer Amount of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis, provided, however, that the Fund may accept all Shares tendered by stockholders who own, beneficially or of record, an aggregate of not more than 99 Shares and who tender all of their Shares, before pro rating Shares tendered by other stockholders. This is intended to assist small account “odd lot” stockholders avoid a situation where they may be forced to hold a nominal number of Shares due to the fact that they are unable to tender all their Shares if the Offer is oversubscribed. Accordingly, stockholders cannot be assured that all of their tendered Shares will be purchased.

10.	Price Range of Shares.

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Shares on the NYSE, the NAV per Share and the premium or discount to NAV per Share at which the Shares were trading.

Price Range of Shares

During Quarter Ended	Market Price per Share		NAV per Share on Date of Market Price High and Low(1)		Premium/(Discount) on Date of Market Price High and Low(2)
	High	Low	High	Low	High	Low
December 31, 2017	$11.84	$11.35	$12.79	$12.59	7.43%	9.85%
September 30, 2017	$11.77	$11.48	$12.80	$12.65	8.05%	9.25%
June 30, 2017	$11.81	$11.46	$12.75	$12.65	7.37%	9.41%
March 31, 2017	$11.75	$11.24	$12.73	$12.45	7.70%	9.72%
December 31, 2016	$11.34	$10.38	$12.44	$12.06	8.84%	13.93%
September 30, 2016	$11.19	$10.62	$12.27	$11.94	8.80%	11.06%
June 30, 2016	$10.89	$10.32	$12.06	$11.73	9.70%	12.02%
March 31, 2016	$10.47	$9.42	$11.67	$11.22	10.28%	16.04%

(1)	Based on the Fund’s computations.
(2)	Calculated based on the information presented. Percentages are rounded.

On March 12, 2018, the NAV per Share was $12.69 and the last reported market price for a Share on the NYSE on such date was $11.64. During the pendency of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such tendered Shares are accepted for payment, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares

Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s stockholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors of the Fund as of March 9, 2018.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Independent Directors
Michael J. Castellano	4,315	0.0072%
Richard E. Cavanagh	1,275	0.0021%
Cynthia L. Egan	8,750	0.0146%
Frank J. Fabozzi	115	0.0002%
R. Glenn Hubbard	296	0.0005%
W. Carl Kester	832	0.0014%
Catherine A. Lynch	4,402	0.0073%
Karen P. Robards	1,333	0.0022%
Interested Directors(1)
Robert Fairbairn	None	0.0000%
John M. Perlowski	4,000	0.0067%

(1)	Messrs. Fairbairn and Perlowski are both “interested persons,” as defined in the 1940 Act, of the Funds based on their positions with BlackRock, Inc. and its affiliates.

As of March 9, 2018, the officers and directors of the Fund, as a group, beneficially owned less than 1% of the outstanding Shares of the Fund.

As of March 9, 2018, none of the independent directors nor their immediate family members had any interest in BlackRock or any person directly or indirectly controlling, controlled by, or under common control with BlackRock.

The business address and business telephone number of each of the director and executive officer of the Fund are in care of BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Purchase, except as follows:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Type of Transaction
Adrian C. Marshall, portfolio manager	January 31, 2018	Cash Settlement of Phantom Shares	781.75	Pursuant to deferred compensation program
Mitchell Garfin, portfolio manager	January 31, 2018	Cash Settlement of Phantom Shares	1,179	Pursuant to deferred compensation program

In addition, the Board previously approved the Fund’s participation in an open market share repurchase program through November 30, 2017 that allowed the Fund to purchase, at prevailing market prices, up to 5% of its common shares outstanding as of the close of business on October 28, 2016, subject to certain conditions. On September 6, 2017, the Board approved a renewal of this program. Commencing December 1, 2017, the Fund may purchase through November 30, 2018, up to 5% of its shares outstanding as of the close of business on November 30, 2017, subject to certain conditions. The Fund and any other person participating in the Offer will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict the ability of any person engaged in a “distribution,” as defined in Regulation M, of the Shares to engage in market-making activities with respect to the Shares. The transactions listed below were a part of the Fund’s open market share repurchase program that were effected during the past 60 days by the Fund.

Date	Amount of Shares Repurchased	Average Price per Paid Share
January 18, 2018	30,285	$11.6031
January 19, 2018	31,575	$11.6236
January 22, 2018	33,000	$11.6422
January 23, 2018	31,700	$11.7022
January 24, 2018	33,000	$11.7266
January 25, 2018	34,375	$11.7242
January 26, 2018	28,895	$11.6946
January 29, 2018	33,000	$11.6578
January 30, 2018	30,200	$11.6064
January 31, 2018	29,056	$11.6854
February 1, 2018	28,700	$11.6827
February 2, 2018	29,164	$11.6647
February 5, 2018	29,835	$11.6058
February 6, 2018	29,835	$11.5016
February 7, 2018	28,920	$11.6423
February 8, 2018	28,900	$11.5635
February 9, 2018	28,500	$11.4904
February 12, 2018	25,541	$11,5005
February 13, 2018	24,400	$11.5223
February 16, 2018	21,073	$11.4498

Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, directors, controlling persons or subsidiaries.

The Fund has been advised that neither its Board of Directors, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer. Therefore, the Fund does not intend to purchase Shares from any officer, Director or the Investment Advisor of the Fund pursuant to the Offer.

As of March 9, 2018, to the knowledge of the Fund, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Stockholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
Morgan Stanley 1585 Broadway New York, NY 10036(1)	Common Stock	4,689,676	7.8%
Saba Capital Management, L.P.(2) 405 Lexington Avenue, 58th Floor, New York, New York 10174.	Common Stock	7,796,375	12.98%

(1)	Based on information obtained from a Schedule 13G/A filed with the Commission on February 13, 2018.
(2)	Based on information obtained from a Schedule 13G/A filed with the Commission on February 26, 2018.

BlackRock Advisors, LLC acts as the investment adviser for the Fund. Pursuant to an investment management agreement between the Investment Advisor and the Fund (the “Investment Management Agreement”), the Fund pays the Investment Advisor a monthly fee at an annual rate of 0.55% of the Fund’s average daily Managed Assets (36.8% of the Fund’s net assets, assuming leverage of approximately 27.0% of the Fund’s Managed Assets). Because the management fee is calculated on the basis of Managed Assets, which includes assets attributable to leverage, the fee paid to the Investment Advisor will be higher than if the Fund did not use leverage.

A discussion regarding the basis for the approval of the Investment Management Agreement by the Board is available in the Fund’s Semi-Annual Report to stockholders for the period ended August 31, 2017.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Registrar Services Agreement with Computershare Trust Company, N.A. (“Computershare”). The Fund pays Computershare a monthly fee plus out-of-pocket expenses for the services it provides as transfer, stockholder services and dividend disbursing agent for the Fund.

State Street and Trust Company (“State Street”) serves as custodian for the Fund’s portfolio securities pursuant to the Custodian Agreement (“Custodian Agreement”) entered into with the Fund. Under the Custodian Agreement, the Fund is obligated to pay State Street reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and State Street.

The Fund is party to a senior committed secured, 360-day rolling line of credit facility and a separate security agreement (the “SSB Agreement”) with State Street Bank. The SSB Agreement allows for a maximum commitment amount of $377,000,000 for the Fund. Advances will be made by SSB to the Fund, at the Fund’s option of (a) the higher of (i) 0.80% above the Fed Funds rate and (ii) 0.80% above Overnight LIBOR or (b) 0.80% above 7-day, 30-day, 60-day or 90-day LIBOR. Overnight LIBOR and LIBOR rates are subject to a 0% floor. At February 28, 2018, the Fund had drawn $338,000,000 on the SSB credit facility. As of February 28, 2018, the Fund’s six months weighted daily average interest rate under the SSB Agreement was 1.96%.

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

12.	Certain Information about the Fund.

The Fund was organized as a Maryland corporation on December 10, 1997, pursuant to its Articles of Incorporation, as subsequently amended, is governed by the laws of the State of Maryland, and commenced operations on March 27, 1998. The Fund is registered under the 1940 Act as a diversified, closed-end management investment company. The Fund was known as Debt Strategies Fund II, Inc. prior to November 2, 2000 and Debt Strategies Fund, Inc. prior to September 14, 2006. The Fund’s principal office is located at 100 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is (800) 882-0052. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a stockholder.

The Fund’s primary investment objective is to seek to provide current income by investing primarily in a diversified portfolio of U.S. companies’ debt instruments, including Corporate Loans (as defined below), which are rated in the lower rating categories of the established rating services (Baa or lower by Moody’s or BBB or lower by Standard & Poor’s) or unrated debt instruments which are in the judgment of the Investment Advisor of equivalent quality. Such investments generally involve greater volatility of price and risks to principal and income than securities in the higher rating categories. As a secondary objective, the Fund will seek to provide capital appreciation. The Fund’s investment objectives are fundamental policies and may not be changed without the approval of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act). There can be no assurance that the investment objectives of the Fund will be realized.

BlackRock Advisors, LLC acts as the investment adviser for the Fund. The Investment Advisor is responsible for the management of the Fund’s portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operation of the Fund. The Investment Advisor, located at 100 Bellevue Parkway, Wilmington, Delaware 19809, is a wholly-owned subsidiary of BlackRock, Inc.

13.	Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

On September 14, 2016, a Schedule 13D (the “Schedule 13D”) was publicly filed for the Fund on behalf of six funds managed by Saba Capital Management, L. P. (collectively, “Saba”). Based on public filings, to the Fund’s knowledge, Saba beneficially owns approximately 12.98% of the Fund as of the date of this report. On October 3, 2017, Saba filed an amended Schedule 13D disclosing that it has submitted a stockholder proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to the Fund for presentation to the Fund’s stockholders at the Fund’s 2018 annual meeting of stockholders. On February 23, 2018, in a letter addressed to the Board of Directors, Saba notified the Board that it has withdrawn its stockholder proposal.

14.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating stockholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a stockholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes or a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Fund is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Stockholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the stockholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A stockholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a stockholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a stockholder’s recognizing gain or loss equal to the difference between (a) the cash received by the stockholder pursuant to the Offer and (b) the stockholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a stockholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the stockholder for its Shares pursuant to the Offer to the extent the Fund has current or accumulated earnings and profits. Any amounts treated as distributions to stockholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such stockholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such stockholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering stockholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate stockholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each stockholder’s tax adviser should determine whether that stockholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a stockholder for federal income tax purposes, such stockholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such stockholder’s remaining Shares in the Fund. In the event that a stockholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such stockholder constructively owns Shares in the Fund (see below), such stockholder’s tax basis may, under certain circumstances, be added to Shares in the Fund owned by related persons that were considered constructively owned by such stockholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Fund’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each stockholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such stockholder of participating in the Offer.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a stockholder must take into account not only Shares actually owned by such stockholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the stockholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular stockholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a stockholder, (b) is “substantially disproportionate” with respect to a stockholder, or (c) is “not essentially equivalent to a dividend” with respect to a stockholder. Each stockholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a stockholder will be purchased by the Fund. Proration may affect whether a sale by a stockholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.	A Complete Redemption of Interest. The receipt of cash by a stockholder will result in a “complete redemption” of all the Shares owned by the stockholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the stockholder are sold pursuant to the Offer, the only Shares the stockholder constructively owns are actually owned by such stockholder’s family members, and the stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Stockholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

2.	A Substantially Disproportionate Redemption. The receipt of cash by a stockholder will be “substantially disproportionate” with respect to such stockholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such stockholder immediately before such sale, and (ii) immediately following the exchange, the stockholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Fund.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a stockholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a stockholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual stockholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the stockholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority stockholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such stockholder in such corporation was sufficient to constitute a “meaningful reduction.” Stockholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a stockholder or other payee pursuant to the Offer unless either: (a) the stockholder has completed and submitted to the Depositary an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the stockholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder has not been notified by the IRS that the stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the stockholder that the stockholder is no longer subject to backup withholding, (iii) the stockholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the stockholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Stockholders of the Fund’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized for any particular stockholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering stockholder that is a Non-U.S. Stockholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Stockholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Stockholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Stockholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-US. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Stockholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Stockholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Stockholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treat)). Different rules may also apply in the case of certain Non-U.S. Stockholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Stockholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Stockholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Stockholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. Stockholder must provide the Depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Stockholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. Under legislation known as the Foreign Account Tax Compliance Act (“FATCA”), withholding will generally be required at a rate of 30% on amounts treated as dividends in respect of Fund’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Fund’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Fund’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Fund or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Certifications as to FATCA status are required to be made by Non-U.S. Stockholders on an applicable Form W-8. Non-U.S. Stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Stockholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each stockholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15.	Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

16.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. See Section 6, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 5; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 6 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

17.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Georgeson LLC to act as the Information Agent and Computershare to act as Depositary. The Fund will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

18.	Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of stockholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

BLACKROCK DEBT STRATEGIES FUND, INC.

March 16, 2018

OTP_DSU_2018